Exhibit 99.1

Genie Energy Announces First Quarter Results

Record Gross Profit of $45.5 million and Gross Margin of 46.2%

Record Net Income Attributable to Common Stockholders of $17.5 million, diluted EPS of $0.67 and Adjusted EBITDA1 of $25.7 million

Newark, NJ – May 9, 2022: Genie Energy, Ltd. (NYSE: GNE, GNEPRA), a leading retail and renewable energy solutions provider, today announced results for its first quarter ended March 31, 2022.

“Genie had an amazing start to the year with record quarterly results across numerous key profitability metrics,” said Michael Stein, chief executive officer. “Genie Retail Energy, or GRE, our U.S. retail business, was the main driver behind this outstanding quarter, generating over $30 million in Adjusted EBITDA. Overall, the first quarter’s results underscored the flexibility of our business model, and our ability to leverage our market expertise and execution capabilities to generate strong performance, including robust cash flows, and significant value for Genie Energy shareholders.”

First Quarter 2022 Highlights (versus 1Q21 unless otherwise noted)

●	Revenue decreased 8.3% to $98.5 million;

●	Gross profit increased 259.9% to $45.5 million, and gross margin increased to 46.2% from 11.8%;

●	Income (loss) from operations increased to $24.4 million from ($5.5) million; operating margin increased to 24.8% from (5.1%);

●	Adjusted EBITDA[1] increased to $25.7 million from ($4.4) million;

●	GRE generated income from operations and Adjusted EBITDA of $30.2 million and $30.5 million, compared to $1.2 million and $1.5 million, respectively;

●	Net income attributable to GNE common stockholders increased to $17.5 million, and diluted income per share (EPS) increased to $0.67, compared to a net loss of ($2.4) million and diluted loss per share of ($0.09);

●	Declared a $0.075 quarterly dividend for class A and B common stockholders.

Select Financial Metrics: 2022 versus 2021 as of 3/31/22*
(in $M except for EPS)	1Q22	1Q21	Change
Total Revenue	$98.5	$107.5	-8.3%
Genie Retail - US (GRE)	$83.9	$90.7	-7.5%
Electricity	$59.4	$73.4	-19.1%
Natural Gas	$24.5	$17.3	41.8%
Genie Retail - International (GREI)**	$12.6	$14.3	-12.1%
Electricity	$12.4	$14.2	-12.8%
Other	$0.2	$0.1	80.1%
Genie Renewables	$2.0	$2.5	-17.9%
Gross Margin	46.2%	11.8%	3445	bps
Genie Retail - US (GRE)	55.5%	16.5%	3903	bps
Genie Retail - International (GREI)	-12.4%	-23.9%	1150	bps
Genie Renewables	25.7%	44.9%	-1924	bps
Income (Loss) from Operations	$24.4	$(5.5)	nm
Operating Margin	24.8%	-5.1%	2988	bps
Net Income (Loss) Attributable to Discontinued Operations	$0.0	$(1.1)	nm
Net Income (Loss) Attributable to GNE Common Stockholders	$17.5	$(2.4)	nm
Diluted Earnings (Loss) Per Share	$0.67	$(0.09)	nm
Adjusted EBITDA[1]	$25.7	$(4.4)	nm
Cash Flow from Continuing Operating Activities	$18.3	$(10.0)	nm

nm = not measurable/meaningful

*Numbers may not add due to rounding

** Orbit UK has been classified as a discontinued operation and its results excluded from current and historical results

Select Business Metrics: 2022 versus 2021 (quarters ended on March 31)**

Units in 1000s	1Q22	1Q21	Change
Retail Performance Metrics:
Retail Customer Equivalents (RCE)	298	400	-25.4%
Genie Retail - US (GRE)	260	347	-25.1%
Electricity	182	291	-37.3%
Natural Gas	78	56	38.7%
Genie Retail - International (GREI)	38	53	-27.6%
Electricity	38	53	-27.6%
Natural Gas	0	0	nm
Meters in 1000s units	347	447	-22.3%
Genie Retail - US (GRE)	286	373	-23.3%
Electricity	209	308	-32.0%
Natural Gas	78	65	20.0%
Genie Retail - International (GREI)	61	74	-17.4%
Electricity	61	74	-17.4%
Natural Gas	0	0	nm
GRE Average Monthly Churn - Meters
Gross Sales	44	62	-29.0%
Churn***	4.5%	4.9%	-400	bps

** Orbit UK has been classified as a discontinued operation and its results excluded from current and historical results

*** Excludes expiration of low margin aggregation deals

[1]	Adjusted EBITDA for all periods presented is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of Adjusted EBITDA, as well as reconciliations to its most directly comparable GAAP measure.

Segment Highlights

GRE

GRE delivered record levels of gross profit, income from operations and Adjusted EBITDA for the quarter highlighted by strong margins in its retail book. The strong performance was driven, in part, by the decision to allow certain less profitable meters to attrite in advance of the winter volatility and optimize the forward book accordingly. Electric per meter consumption declined moderately versus the year ago quarter but remained solidly above pre-COVID levels.

Sequentially, meters increased by 1k to 286k and RCEs were flat at 260k as of March 31, 2022. Average monthly churn decreased to 4.5% from 4.9% in the year ago quarter and 6.2% in the fourth quarter of 2021 (excluding the impact of expired aggregation deals).

GREI

Volatility in energy prices resulted in mark-to-market losses for GREI, in contrast to the gains recognized during the fourth quarter of 2021. During the first quarter, GREI moderated customer acquisition activity to focus on gross profit and margin expansion. Exclusive of the impact of mark-to-market valuations, GREI generated an operating profit.

Genie Renewables

Genie Renewables’ revenue was impacted by seasonality and projects that were in process but not completed. In addition to working through its existing signed contracts, the solar business signed three new deals during the quarter that will positively impact results going forward.

Balance Sheet and Cash Flow Highlights

On March 31, 2022, Genie Energy reported $220.2 million in total assets, including $95.3 million in cash, restricted cash and marketable equity securities. Liabilities totaled $93.9 million, and working capital (current assets less current liabilities) totaled $96.0 million. Non-current liabilities were $2.9 million.

During the quarter ended March 31, 2022, net cash provided by operating activities was $18.3 million compared to net cash used in operating activities of $10.0 million a year ago.

Commentary on Balance of 2022

“The second quarter is typically a period of seasonally lower consumption in the U.S.,” said Stein. “However, we expect to again deliver relatively strong results across our retail businesses as we continue to focus on customer portfolio management and margin preservation until we return to a less volatile commodity price environment. Once market conditions normalize, our strong cash flows, cash position and debt-free balance sheet leaves us well-positioned to invest in growth opportunities. For Genie Renewables, we expect our solar business to continue to close pipeline deals and make installations under current contracts. Overall, we remain confident that Genie Renewables will continue to expand, and we expect it to report $15-20 million in revenue for 2022.

“Finally, in addition to continuing to pay our quarterly dividend, we recently initiated the process to redeem $2 million of our preferred stock during the second quarter,” concluded Stein.

Trended Financial Information:*

(in $M except for EPS, RCE and Meters)	Q121	Q221	Q321	Q421	1Q22	2020	2021
Total Revenue	$107.5	$76.4	$95.1	$84.7	$98.5	$356.9	$363.7
Genie Retail - US (GRE)	$90.7	$67.0	$86.3	$67.9	$83.9	$304.4	$311.8
Electricity	$73.4	$61.9	$82.8	$54.9	$59.4	$270.9	$273.0
Natural Gas	$17.3	$5.1	$3.5	$12.9	$24.5	$33.6	$38.8
Genie Retail - International (GREI)**	$14.3	$7.1	$7.5	$15.5	$12.6	$27.3	$44.4
Electricity	$14.2	$6.8	$7.1	$15.2	$12.4	$26.6	$43.3
Other	$0.1	$0.3	$0.4	$0.3	$0.2	$0.6	$1.1
Genie Renewables	$2.5	$2.3	$1.3	$1.3	$2.0	$25.2	$7.5
Gross Margin	11.8%	27.8%	43.5%	34.9%	46.2%	26.6%	28.8%
Genie Retail - US (GRE)	16.5%	27.4%	39.6%	34.5%	55.5%	29.0%	29.1%
Genie Retail - International (GREI)	-23.9%	27.9%	91.0%	37.8%	-12.4%	16.6%	25.2%
Genie Renewables	44.9%	39.4%	34.0%	21.5%	25.7%	8.8%	37.1%
Income (loss) from Operations	$(5.5)	$4.5	$23.3	$10.7	$24.4	$21.9	$33.1
Operating Margin	-5.1%	5.9%	24.5%	12.7%	24.8%	6.1%	9.1%
Net Income (Loss) Attributable to Discontinued Operations	$(1.1)	$(3.2)	$(16.4)	$26.3	---	$0.8	$5.5
Net Income (Loss) Attributable to GNE Common Stockholders	$(2.4)	$5.0	$(2.7)	$29.2	$17.5	$11.7	$29.1
Diluted Earnings (Loss) Per Share	$(0.09)	$0.19	$(0.11)	$1.12	$0.67	$0.44	$1.11
Adjusted EBITDA	$(4.4)	$5.5	$24.2	$12.5	$25.7	$27.4	$37.7
Retail Performance Metrics:
Retail Customer Equivalents (RCE) in 1000s	400	384	383	301	298	nm	nm
Genie Retail - US (GRE)	347	330	336	260	260	nm	nm
Electricity	291	272	276	189	182	nm	nm
Natural Gas	56	58	60	71	78	nm	nm
Genie Retail - International (GREI)	53	55	46	40	38	nm	nm
Electricity	53	55	46	40	38	nm	nm
Natural Gas	0	0	0	0	0	nm	nm
Meters in 1000s units	447	434	428	352	347	nm	nm
Genie Retail - US (GRE)	373	361	361	285	286	nm	nm
Electricity	308	292	289	210	209	nm	nm
Natural Gas	65	69	72	75	78	nm	nm
Genie Retail - International (GREI)	74	74	67	67	61	nm	nm
Electricity	74	74	67	67	61	nm	nm
Natural Gas	0	0	0	0	0	nm	nm
GRE Average Monthly Churn - Meters
Gross Sales	62	35	46	33	44	212	144
Churn***	4.9%	3.8%	4.0%	6.2%	4.5%	4.4%	4.5%

nm = not measurable/meaningful

*	Numbers may not add due to rounding

**	Orbit UK has been classified as a discontinued operation and its results excluded from current and historical results

***	Excludes expiration of low margin aggregation deals

Dividend on Genie Energy Common Stock

Genie Energy’s Board of Directors has declared a dividend of $0.075 per share of Class A and Class B common stock with a record date of May 20, 2022. The dividend will be paid on or about May 31, 2022. The distribution will be treated as an ordinary dividend for income tax purposes.

Earnings Announcement and Supplemental Information

Genie Energy will issue an earnings release over a wire service and post it in the “Investors” section of the Genie Energy website (https://genie.com/investors/investor-relations/) at 7:30 AM Eastern.  The release also will be filed in a current report (Form 8-K) with the SEC.

At 8:30 AM Eastern, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy.  The call will begin with management’s remarks followed by Q&A with investors.

To participate in the conference call, dial 1-877-545-0523 (toll-free from the US) or 1-973-528-0016 (international) and provide the following participant access code: 423761.

Approximately three hours after the call, a call replay will be accessible by dialing 1-877-481-4010 (toll-free from the US) or 1-919-882-2331 (international) and providing the replay passcode: 45250. The replay will remain available through May 19, 2022.  A recording of the call also will be available for playback on the “Investors” section of the Genie Energy website.

About Genie Energy Ltd.

Genie Energy Ltd. (NYSE: GNE, GNEPRA), is a provider of energy services. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Retail Energy International division supplies customers in selected markets in Europe. Genie Renewables comprises Genie Solar Energy, a provider of end-to-end customized solar solutions primarily for commercial customers, Diversegy, a commercial energy consulting business, CityCom Solar, a provider of community solar energy solutions and Genie’s interest in Prism Solar, a supplier of solar panels and solutions. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Brian Siegel IRC, MBA

Senior Managing Director

Hayden IR

(346) 396-8696

brian@haydenir.com

GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$88,185	$95,492
Restricted cash—short-term	6,496	6,657
Marketable equity securities	657	1,336
Trade accounts receivable, net of allowance for doubtful accounts of $6,781 and $6,365 at March 31, 2022 and December 31, 2021, respectively	48,790	52,357
Inventory	18,865	17,720
Prepaid expenses	6,638	4,994
Other current assets	17,393	21,789
Total current assets	187,024	200,345
Property and equipment, net	350	297
Goodwill	11,709	11,755
Other intangibles, net	3,529	3,648
Deferred income tax assets, net	5,204	4,259
Other assets	12,369	9,161
Total assets	$220,185	$229,465
Liabilities and equity
Current liabilities:
Trade accounts payable	21,460	33,554
Accrued expenses	42,272	39,523
Income taxes payable	16,352	9,792
Due to IDT Corporation, net	141	532
Other current liabilities	1,848	2,125
Current liabilities of discontinued operations	8,934	30,766
Total current liabilities	91,007	116,292
Other liabilities	2,886	2,384
Total liabilities	93,893	118,676
Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $0.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at March 31, 2022 and December 31, 2021	19,743	19,743
Class A common stock, $0.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at March 31, 2022 and December 31, 2021	16	16
Class B common stock, $0.01 par value; authorized shares—200,000; 26,642 and 26,620 shares issued and 24,625 and 24,615 shares outstanding at March 31, 2022 and December 31, 2021, respectively	266	266
Additional paid-in capital	144,089	143,249
Treasury stock, at cost, consisting of 2,017 and 2,005 shares of Class B common stock at March 31, 2022 and December 31, 2021	(14,105)	(14,034)
Accumulated other comprehensive income	3,499	3,160
Accumulated deficit	(13,530)	(29,115)
Total Genie Energy Ltd. stockholders’ equity	139,978	123,285
Noncontrolling interests	(13,686)	(12,496)
Total equity	126,292	110,789
Total liabilities and equity	$220,185	$229,465

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2022	2021
	(in thousands, except per share data)
Revenues:
Electricity	$71,784	$87,613
Natural gas	24,504	17,280
Other	2,241	2,597
Total revenues	98,529	107,490
Cost of revenues	52,987	94,836
Gross profit	45,542	12,654
Operating expenses and losses:
Selling, general and administrative (i)	21,109	18,119
Income (loss) from operations	24,433	(5,465)
Interest income	17	84
Interest expense	(50)	(182)
Unrealized (loss) gain on marketable equity securities and investments	(652)	4,107
Other (loss) income, net	(498)	407
Income (loss) before income taxes	23,250	(1,049)
Provision for income taxes	(6,514)	(535)
Net income (loss) from continuing operations	16,736	(1,584)
Loss from discontinued operations, net of taxes	—	(1,110)
Net income (loss)	16,736	(2,694)
Net loss attributable to noncontrolling interests	(1,153)	(708)
Net income (loss) attributable to Genie Energy Ltd.	17,889	(1,986)
Dividends on preferred stock	(370)	(370)
Net income (loss) attributable to Genie Energy Ltd. common stockholders	$17,519	$(2,356)

Amounts attributable to Genie Energy Ltd. common stockholders
Income (loss) from continuing operations	$17,519	$(1,246)
Loss from discontinued operations	—	(1,110)
Net income (loss) attributable to Genie Energy Ltd. common stockholders	$17,519	(2,356)

Earnings (loss) per share attributable to Genie Energy Ltd. common stockholders:
Basic:
Income (loss) from continuing operations	$0.68	$(0.05)
Loss from discontinued operations	—	(0.04)
Net income (loss) attributable to Genie Energy Ltd. common stockholders	$0.68	$(0.09)
Diluted
Income (loss) from continuing operations	$0.67	$(0.05)
Loss from discontinued operations	—	(0.04)
Net income (loss) attributable to Genie Energy Ltd. common stockholders	$0.67	$(0.09)

Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	25,764	26,004
Diluted	26,128	26,004

Dividends declared per common share	$0.075	$—
(i) Stock-based compensation included in selling, general and administrative expenses	$840	$589

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2022	2021
	(in thousands)
Operating activities
Net income (loss)	$16,736	$(2,694)
Net loss from discontinued operations, net of tax	—	(1,110)
Net income (loss) from continuing operations	16,736	(1,584)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	284	380
Deferred income taxes	(87)	228
Provision for doubtful accounts receivable	398	430
Unrealized loss (gain) marketable equity securities and investment	652	(4,107)
Stock-based compensation	840	589
Equity in the net income in equity method investees	(125)	(110)
Change in assets and liabilities:
Trade accounts receivable	3,169	(5,201)
Inventory	(1,145)	(2,090)
Prepaid expenses	(1,644)	(1,451)
Other current assets and other assets	2,746	390
Trade accounts payable, accrued expenses and other current liabilities	(9,653)	7,618
Due to IDT Corporation	(391)	(68)
Income taxes payable	6,560	(768)
Net cash provided by (used in) operating activities of continuing operations	18,340	(5,744)
Net cash used in discontinued operations	—	(4,209)
Net cash provided by (used in) operating activities	18,340	(9,953)
Investing activities
Capital expenditures	(59)	(20)
Investment in notes receivables with related party	(1,388)	—
Purchase of marketable equity securities and other investment	(200)	(1,000)
Repayment of notes receivable	19	13
Net cash used in investing activities of continuing operations	(1,628)	(1,007)
Net cash used in investing activities of discontinued operations	(21,832)	—
Net cash used in investing activities	(23,460)	(1,007)
Financing activities
Dividends paid	(2,304)	(370)
Repurchases of Class B common stock from employees	(71)	—
Net cash used in by financing activities	(2,375)	(370)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	27	(69)
Net decrease in cash, cash equivalents, and restricted cash, including cash balances classified as held for sale	(7,468)	(11,399)
Less: Cash balances classified as held for sale	—	(587)
Net decrease in cash, cash equivalents, and restricted cash	(7,468)	(11,986)
Cash, cash equivalents, and restricted cash (including discontinued operations) at beginning of period	102,149	43,184
Cash, cash equivalents and restricted cash (including discontinued operations) at end of the period	94,681	31,198
Less: Cash of discontinued operations at end of period	—	1,156
Cash, cash equivalents, and restricted cash (excluding discontinued operations) at end of period	$94,681	$30,042

Reconciliation of Non-GAAP Financial Measures for the First Quarter 2022

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy disclosed Adjusted EBITDA on a consolidated basis and for its Genie Retail Energy segment. Adjusted EBITDA is a non-GAAP measure.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of consolidated Adjusted EBITDA starts with net income and adds back interest, taxes, depreciation, amortization, stock-based compensation and impairment of assets and subtracts out equity in the net loss of equity method investees, net. Genie Energy’s measure of segment level Adjusted EBITDA starts with income (loss) from operations, and adds back depreciation, amortization, stock-based compensation and subtracts out impairment of assets and equity in the net loss of equity method investees, net.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, revenue, gross profit, income from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Management believes that Genie Energy’s measure of Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or GRE’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision-making.

Management also uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this non-GAAP financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance. Therefore, the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA as well as the GAAP measures revenue, gross profit, and income (loss) from operations, as well as net income (loss), on a consolidated level to facilitate internal and external comparisons to Genie Energy’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Genie Energy’s operating results exclusive of depreciation and amortization are therefore useful indicators of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Impairment of goodwill is a component of (loss) income from operations that is excluded from the calculation of Adjusted EBITDA. The impairment of goodwill is primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie Energy’s continuing operations.

Following are the reconciliations of Adjusted EBITDA on a consolidated basis to its most directly comparable GAAP measure. Adjusted EBITDA is reconciled to net income for Genie Energy on a consolidated basis and for the Genie Retail Energy (GRE) segment.

Non-GAAP Reconciliation – Adjusted EBITDA
	Q121	Q221	Q321	Q421	1Q22	2020	2021
Income (loss) from Operations	$(5.5)	$4.5	$23.3	$10.7	$24.4	$21.9	$33.1
Add back
Depreciation and Amortization	$0.4	$0.3	$0.3	$0.3	$0.3	$3.0	$1.3
Non-Cash Compensation	$0.6	$0.6	$0.5	$1.3	$0.8	$1.1	$2.9
Impairment	$0.0	$0.0	$0.0	$0.0	$0.0	$1.4	$0.0
Equity in the Loss of AMSO/GEUK	$0.1	$0.1	$0.1	$0.2	$0.1	$0.1	$0.4
Adjusted EBITDA	$(4.4)	$5.5	$24.2	$12.5	$25.7	$27.4	$37.7

Non-GAAP Reconciliation - GRE
(in millions)	Q122
Income (loss) from Operations	$30.2
Add back
Depreciation and Amortization	$0.1
Stock-based Compensation	$0.2
Impairment	$0.0
Equity in the income of equity method investee	$0.0
Adjusted EBITDA	$30.5

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